Exhibit 99.1
FOR IMMEDIATE RELEASE DECEMBER 18, 2009	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY COMMON AND
PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, December 18, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.075 per share quarterly dividend that will be paid on January 15, 2010 to common shareholders of record on January 4, 2010.  Chesapeake has approximately 648 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	5% (2005)	4.50%	5% (2005B)
NYSE Symbol	N/A	CHK Pr D	N/A
Date of Issue	April 19, 2005	September 14, 2005	November 8, 2005
Registered CUSIP	165167859	165167842	165167826
144A CUSIP	165167867	N/A	165167834
Par Value per Share	$0.01	$0.01	$0.01
Shares Outstanding	5,000	2,558,900	2,095,615
Liquidation Preference per Share	$100	$100	$100
Record Date	January 4, 2010	March 1, 2010	February 1, 2010
Payment Date	January 15, 2010	March 15, 2010	February 16, 2010
Amount per Share	$1.25	$1.125	$1.25

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.